Exhibit (i)

Calculation of Filing Fee Tables

Schedule TO

(Form Type)

Western Asset Global Corporate Opportunity Fund Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Transaction Valuation	Fee rate	Amount of Filing Fee

Fees to Be Paid	—	0.0001476	—

Fees Previously Paid	$190,302,909 (a)		$28,088.71(b)

Total Transaction Valuation	$190,302,909 (a)

Total Fees Due for Filing			$28,088.71(b)

Total Fees Previously Paid			$28,088.71(b)

Total Fee Offsets			$0.00

Net Fee Due			$0.00

(a)

Calculated as the aggregate maximum purchase price to be paid for Shares in the offer. The fee of $28,088.71 was paid in connection with the filing of the Schedule TO-I by Western Asset Global Corporate Opportunity Fund Inc. (f/k/a Western Asset Global Corporate Defined Opportunity Fund Inc.) (File No. 005-86941) on September 3, 2024 (the “Schedule TO”). This is the final amendment to the Schedule TO and is being fled to report the results of the offer.

(b)	Calculated at $147.60 per $1,000,000 of the Transaction Valuation.